February 7, 2021

Charles Szoradi
CEO
Independence LED Lighting, LLC
22 Waterloo Ave, Suite 300
Berwyn, PA 19312

Charles:

This correspondence is to extend the satisfactory due diligence and legal review period to purchase 100% of the assets, including accounts receivable, customer lists, contracts, intellectual property, domain names and all other rights, and assume selected operating liabilities of critical vendors, of Independence LED Lighting, LLC (ILED), to Friday, February 12, 2021 at close of business 5pm ET. Our initial offer includes consideration of 250,000 1% Series B Preferred Shares of FOMO CORP. (OTC/ETFM) which are convertible into 250,000,000 common shares. The allocation of these shares to ILED stakeholders shall be solely at the discretion of the Board of Directors of ILED and/or its parent Revolution Energy Group, LLC (REG). Any reduction in assets by lenders prior to closing will result in a corresponding reduction in our offer.

We continue to envision a mutually beneficial opportunity to leverage ILED's many years' experience in manufacturing, customizing, consulting and deploying energy efficient lighting solutions to target the emerging smart/clean building marketplace, an expected focus of the Biden administration. After both of us working together in various capacities since 2018, I believe the time could not be better for both our Companies to attack the millions of non-residential buildings in the United States with a solution combining smart lighting, disinfection technologies, energy management, and professional installations in HVAC/electrical.

Respectfully,

Vik Grover	Charles Szoradi
CEO	CEO
FOMO CORP.	Independence LED Lighting, LLC